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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of Frontstep, Inc. for the registration of 687,500 shares of its common stock of our report dated July 27, 2000, with respect to the consolidated balance sheet of Frontstep, Inc. (formerly Symix Systems, Inc.) as of June 30, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended June 30, 2000 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP



Columbus, Ohio
October 10, 2001